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                                                                    Exhibit 23.1



                          CONSENT OF INDEPENDENT ACCOUNTANTS


         We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 dated January 15, 1998 of our report dated January 27, 1997 on our audits of the consolidated financial statements of Kollmorgen Corporation as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, which report is included in Kollmorgen Corporation's 1996 Annual Report on Form 10-K.

         We also consent to the references to our firm under the captions "Experts" and "Summary Selected Financial Data" in the Proxy
Statement/Preliminary Prospectus included in this Amendment No. 1 to the Registration Statement on Form S-4.

                                               /s/ Coopers & Lybrand L.L.P.

Boston, Massachusetts
January 15, 1998